Exhibit 9

Reconciliation of assets, liabilities, and equity of Japan Bank for International Cooperation (“JBIC”) and its subsidiaries (the “JBIC Group”) as of March 31, 2019 and 2018, and reconciliation of net profit or loss of the JBIC Group for the fiscal years ended March 31, 2019 and 2018, between accounting principles generally accepted in Japan (“Japanese GAAP”) and International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “Reconciliation”).*

*

The registrant has adopted Japanese GAAP for reporting purposes. The audited consolidated financial statements of the JBIC Group for the fiscal years ended March 31, 2019 and 2018 prepared in accordance with IFRS are being disclosed for reference purposes in order to improve comparability with other issuers outside of Japan.

Reconciliation of assets, liabilities, and equity as of March 31, 2019

(Millions of yen)
Accounts under Japanese GAAP	Japanese GAAP	Reclassifications	Differences in recognition and measurement	IFRS	Accounts under IFRS
Assets					Assets
Cash and due from banks	1,191,463	—	—	1,191,463	Cash and due from banks
	—	145,242	(6)	145,235	Derivative financial instrument assets
	—	358,278	3,686	361,964	Financial assets at fair value through profit or loss
Securities	367,026	(283,239)	300	84,087	Securities
Loans and bills discounted	13,576,561	(389,138)	110,723	13,298,146	Loans and other receivables
	—	130,079	15,754	145,834	Equity method investments
Property, plant and equipment	27,979	—	—	27,979	Property and equipment
Intangible assets	6,710	(6,710)	—	—
Other assets	280,568	(144,650)	(2,772)	133,145	Other assets
Customers’ liabilities for acceptances and guarantees	2,491,767	—	(2,491,767)	—
Allowance for loan losses	(293,126)	293,126	—	—

Total assets	17,648,951	102,988	(2,364,081)	15,387,859	Total assets

Liabilities					Liabilities
	—	243,347	—	243,346	Derivative financial instrument liabilities
Borrowed money	7,574,713	—	—	7,574,713	Borrowings
Bonds payable	4,583,492	—	23,389	4,606,882	Bonds payable
	—	—	75,346	75,346	Financial guarantee contracts
Net defined benefit liability	6,988	(6,988)	—	—
Provision for directors’ retirement benefits	31	(31)	—	—
Other liabilities	304,718	(132,763)	(34,235)	137,720	Other liabilities
Provision for bonuses	566	(566)	—	—
Provision for directors’ bonuses	9	(9)	—	—
Acceptances and guarantees	2,491,767	—	(2,491,767)	—

Total liabilities	14,962,287	102,988	(2,427,267)	12,638,008	Total liabilities

Net assets					Equity
Capital stock	1,785,300	—	—	1,785,300	Capital stock
Retained earnings	905,474	—	42,504	947,978	Retained earnings
	—	(4,345)	20,681	16,335	Other reserves
Valuation difference on available-for-sale securities	(557)	557	—	—
Deferred gains or losses on hedges	(11,048)	11,048	—	—
Foreign currency translation adjustment	7,260	(7,260)	—	—
Non-controlling interests	235	—	—	235	Non-controlling interests

Total net assets	2,686,664	—	63,186	2,749,850	Total equity

Total liabilities and net assets	17,648,951	102,988	(2,364,081)	15,387,859	Total liabilities and equity

Reconciliation of assets, liabilities, and equity as of March 31, 2018

(Millions of yen)
Accounts under Japanese GAAP	Japanese GAAP	Reclassifications	Differences in recognition and measurement	IFRS	Accounts under IFRS
Assets					Assets
Cash and due from banks	1,751,287	—	—	1,751,287	Cash and due from banks
	—	149,706	(200)	149,506	Derivative financial instrument assets
	—	9,838	(633)	9,204	Financial assets at fair value through profit or loss
Securities	351,605	(135,919)	(7,299)	208,385	Securities
Loans and bills discounted	13,513,680	(190,684)	129,954	13,452,950	Loans and other receivables
	—	126,081	10,996	137,078	Equity method investments
Property, plant and equipment	28,401	—	—	28,401	Property and equipment
Intangible assets	3,472	(3,472)	—	—
Other assets	377,809	(122,763)	—	255,046	Other assets
Customers’ liabilities for acceptances and guarantees	2,259,369	—	(2,259,369)	—
Allowance for loan losses	(273,564)	273,564	—	—

Total assets	18,012,060	106,350	(2,126,551)	15,991,860	Total assets

Liabilities					Liabilities
	—	287,453	(23)	287,429	Derivative financial instrument liabilities
Borrowed money	8,370,758	—	—	8,370,758	Borrowings
Bonds payable	4,392,597	—	(3,842)	4,388,754	Bonds payable
	—	—	72,285	72,285	Financial guarantee contracts
Net defined benefit liability	6,785	(6,785)	—	—
Provision for directors’ retirement benefits	25	(25)	—	—
Other liabilities	435,498	(173,736)	(33,781)	227,980	Other liabilities
Provision for bonuses	546	(546)	—	—
Provision for directors’ bonuses	9	(9)	—	—
Acceptances and guarantees	2,259,369	—	(2,259,369)	—

Total liabilities	15,465,589	106,350	(2,224,731)	13,347,209	Total liabilities

Net assets					Equity
Capital stock	1,765,200	—	—	1,765,200	Capital stock
Retained earnings	883,601	—	(26,961)	856,640	Retained earnings
	—	(102,558)	125,140	22,582	Other reserves
Valuation difference on available-for-sale securities	(1,209)	1,209	—	—
Deferred gains or losses on hedges	(114,658)	114,658	—	—
Foreign currency translation adjustment	13,309	(13,309)	—	—
Non-controlling interests	227	—	—	227	Non-controlling interests

Total net assets	2,546,471	—	98,179	2,644,651	Total equity

Total liabilities and net assets	18,012,060	106,350	(2,126,551)	15,991,860	Total liabilities and equity

Reconciliation of net profit for the year ended March 31, 2019

(Millions of yen)
Accounts under Japanese GAAP	Japanese GAAP	Reclassifications	Differences in recognition and measurement	IFRS	Accounts under IFRS
Interest income	450,798	(7,073)	9,475	453,200	Interest income
Interest expense	365,878	(95,797)	1,285	271,366	Interest expense

				181,834	Net interest income

Fees and commissions	23,030	(163)	(5,974)	16,892	Fee and commission income
Fees and commissions payments	2,993	—	—	2,993	Fee and commission expense
	—	95,599	(76,072)	19,527	Net expense from derivative financial instruments
	—	3,380	(1,586)	1,794	Net loss from financial assets at fair value through profit or loss
	—	20	54	74	Net gains on derecognition of financial assets measured at amortized cost
	—	(518)	668	150	Other income
Other ordinary income	272	(272)	—	—
Other income *[1]	1,337	(1,337)	—	—
Extraordinary income	6	(6)	—	—

				7,197	Net non-interest expense

				174,636	Total operating income

	—	16,353	(684)	15,669	Impairment losses on financial assets
Recoveries of written-off claims *[1]	3,208	(3,208)	—	—
Provision of allowance for loan losses *[2]	19,561	(19,561)	—	—

				158,967	Net operating income

General and administrative expenses	21,200	—	(261)	20,938	Operating expenses
	—	2,638	(1,197)	1,440	Other expenses
Other ordinary expenses	2,638	(2,638)	—	—
Other *[2]	11,788	(11,788)	—	—

				22,379	Total operating expenses
Losses of equity method investments *[2]	2,026	(1,138)	—	887	Losses of equity method investments
Gain on investments in partnerships *[1]	467	(467)	—	—

				135,700	Profit before income tax

Income tax expense	4	—	—	4	Income tax expense

Net income	53,030	—	82,665	135,695	Net profit

*[1]	The sum of these amounts is included in “Other income” in the consolidated statements of operations prepared under Japanese GAAP.

*[2]	The sum of these amounts is included in “Other expenses” in the consolidated statements of operations prepared under Japanese GAAP.

Reconciliation of net loss for the year ended March 31, 2018

(Millions of yen)
Accounts under Japanese GAAP	Japanese GAAP	Reclassifications	Differences in recognition and measurement	IFRS	Accounts under IFRS
Interest income	336,768	(17)	8,050	344,801	Interest income
Interest expense	249,256	(43,192)	559	206,624	Interest expense

				138,177	Net interest income

Fees and commissions	23,914	—	(8,896)	15,018	Fee and commission income
Fees and commissions payments	2,043	—	—	2,043	Fee and commission expense
	—	45,410	92,979	138,389	Net expense from derivative financial instruments
	—	13	133	146	Net loss from financial assets at fair value through profit or loss
	—	71	16	88	Net investment income
	—	7,234	(3,682)	3,552	Other income
Other ordinary income	128	(128)	—	—
Other income *[1]	156	(156)	—	—
Extraordinary income	9	(9)	—	—

				121,921	Net non-interest expense

				16,256	Total operating income

	—	51,528	58,449	109,978	Impairment losses on financial assets
Recoveries of written-off claims *[1]	—	—	—	—
Provision of allowance for loan losses *[2]	51,528	(51,528)	—	—

				93,722	Net operating loss

General and administrative expenses	19,660	—	(114)	19,545	Operating expenses
	—	3,667	(2,844)	822	Other expenses
Other ordinary expenses	5,363	(5,363)	—	—
Other *[2]	144	(144)	—	—
Extraordinary loss	8	(8)	—	—

				20,367	Total operating expenses
Profits of equity method investments *[1]	22,207	273	—	22,480	Profits of equity method investments
Gain on investments in partnerships *[1]	6,884	(6,884)	—	—

				91,609	Loss before income tax

Income tax expense	—	—	—	—	Income tax expense

Net income	62,064	—	(153,674)	91,609	Net loss

*[1]	The sum of these amounts is included in “Other income” in the consolidated statements of operations prepared under Japanese GAAP.

*[2]	The sum of these amounts is included in “Other expenses” in the consolidated statements of operations prepared under Japanese GAAP.

Notes to the reconciliation of assets, liabilities, and equity as of March 31, 2019 and 2018, and the reconciliation of net profit or loss for the fiscal years ended March 31, 2019 and 2018

A.	Derivative financial instrument assets and liabilities

i.	Hedge accounting

The JBIC Group uses derivative financial instruments to hedge interest rate risk and foreign exchange risk. Although fluctuations in the market value of derivatives may result in large valuation gains or losses, the JBIC Group does not realize these gains or losses because it uses derivatives for hedging and, in principle, does not terminate derivatives before maturity. Therefore, the JBIC Group has been applying hedge accounting under Japanese GAAP to derivative transactions in order to eliminate net gains or losses from the valuation of derivatives from its net income.

The JBIC Group has started applying hedge accounting under IFRS 9 from the fiscal year ended March 31, 2019 in order to reflect the effect of risk management activities in its consolidated financial statements and to reduce the significant impact of gains or losses from valuation of derivatives on net profit. However, since IFRS hedge accounting has been applied to the transactions effective from April 1, 2018 and the number of hedged items were limited, the effect of hedge accounting was also limited. Of the total gain from valuation of derivatives amounting to 107.0 billion yen, 29.1 billion yen was eliminated from the net profit for the fiscal year ended March 31, 2019. Hedge accounting under IFRS is explained in Note 3.G of its consolidated financial statements.

From April 1, 2012 to March 31, 2018, the JBIC Group had not applied hedge accounting under IAS 39 Financial Instruments: Recognition and Measurement. At the date of transition in 2012, the JBIC Group discontinued hedge accounting under Japanese GAAP in accordance with IAS 39 and IFRS 1 First-time Adoption of International Financial Reporting Standards. After the transition, the JBIC Group has amortized the adjusted amounts of the hedged items using the effective interest method.

ii.	Offsetting derivative financial instrument assets and liabilities

Derivative financial instrument assets and liabilities that meet offset requirements under Japanese GAAP are presented on a net basis by counterparty and included in “Other assets” or “Other liabilities.” Of these assets and liabilities, assets and liabilities that do not meet the offset requirements under IFRS are presented on a gross basis as “Derivative financial instrument assets” and “Derivative financial instrument liabilities.”

iii.	Credit risk adjustments

Under IFRS, the JBIC Group determines fair values of derivative financial instrument assets and liabilities in consideration of counterparties or its own credit risks calculated from observable market data.

B.	Financial assets at fair value through profit or loss

Under IFRS, if contractual cash flows of financial assets are not solely payments of principal and interest, the JBIC Group measures such financial assets at fair value through profit or loss. If contractual cash flows of financial assets are solely payments of principal and interest, and financial assets are held within a business model whose objective is to hold the assets in order to collect contractual cash flows, financial assets are measured at amortized cost. Whereas, Japanese GAAP sets out the approach to measure financial assets according to their legal form and the entity’s intention to hold the financial assets.

Stocks, investments in partnerships and some of loans excluding investments held by the JBIC Group and accounted for using the equity method are measured at fair value and presented as “Financial assets at fair value through profit or loss” under IFRS, whereas they are measured at either cost or fair value according to their legal form and holding intention and presented as “Securities” or “Loans and other receivables” under Japanese GAAP. If the net asset value of shares has declined significantly due to a deterioration in the financial position of an issuer, the carrying amount is written down and such valuation difference is recognized as impairment loss for the current period.

Under IFRS, the JBIC Group presents gains and losses arising from such assets are presented as “Net gain (loss) from financial assets at fair value through profit or loss.” Under Japanese GAAP, the JBIC Group presents interest income and dividend income as “Interest income,” upfront and commitment fees as “Fee and commissions,” and realized gains and losses arising from changes in fair value and sales of such assets as “Other income” (when it is a gain) or “Other” (when it is a loss).

C.	Securities

The JBIC Group presents investments in associates and joint ventures as “Securities” under Japanese GAAP and “Equity method investments” under IFRS. For the differences in the measurement method between the accounting standards, see “E. Equity method investments.”

Stocks and investments in partnerships other than investments in associates and joint ventures are presented as “Securities” under Japanese GAAP and “Financial assets at fair value through profit or loss” under IFRS. For the differences in the measurement method between the accounting standards, see “B. Financial assets at fair value through profit or loss.”

Debt securities included in “Securities” under Japanese GAAP are also presented as “Securities” under IFRS. For the measurement method, debt securities are measured at fair value and valuation gains and losses are recognized as “Valuation difference on available-for-sale securities” under Japanese GAAP, whereas these debt securities are measured at amortized cost under IFRS.

Under IFRS, impairment losses are recognized for securities measured at amortized cost under the expected credit loss model. Impairment losses are estimated at the amount of the expected credit losses expected to occur within the next 12-months from the reporting date or on a lifetime basis depending on whether a significant increase in credit risk has occurred since initial recognition of the financial assets. Such impairment losses measured are deducted from securities using an allowance for loan losses.

D.	Loans and other receivables

“Loans and other receivables” under IFRS include accrued interest income on loans in “Other assets” under Japanese GAAP and also financial assets associated with financial guarantee contracts described in “G. Financial guarantee contracts,” but do not include loans and other receivables measured at fair value through profit or loss.

Under IFRS, the JBIC Group measures loans and other receivables initially at fair value plus transaction costs directly attributable to loan origination, and subsequently at amortized cost using the effective interest method. The JBIC Group amortizes loan origination fees, which are considered integral to the origination using the effective interest method. As described in “A. i. Hedge accounting,” the JBIC Group adjusted the carrying amounts of loans for which hedge accounting was discontinued at the date of transition and has amortized them in accordance with IFRS 1.

Under Japanese GAAP, the JBIC Group recognizes general allowance as well as specific allowance for loan losses.

In accordance with the expected credit loss model under IFRS, the JBIC Group recognizes impairment losses, and the carrying amount of loans and other receivables is reduced by the amount of impairment losses measured through the allowance for loan losses. See “C. Securities” for the method for recognizing expected credit losses.

E.	Equity method investments

The JBIC Group’s investments in associates and joint ventures are comprised mainly of investments in partnerships. Under Japanese GAAP, the JBIC Group applies the equity method to certain investments in partnerships. Under IFRS, the JBIC Group adopts the equity method to all of its investments in partnerships that are determined as investments in associates and joint ventures, except for investments held by the investment company which is the subsidiary of JBIC. Gains or losses on investments in partnerships to which the equity method is not applied under Japanese GAAP but applied under IFRS are recognized as “Profits of equity method investments” under IFRS.

The JBIC Group presents exchange differences on translation of foreign operations from applying the equity method as “Other reserves” under IFRS, whereas they are presented as “Foreign currency translation adjustment” under Japanese GAAP.

F.	Bonds payable

Under Japanese GAAP, the JBIC Group expenses bond issuance costs as incurred. Under IFRS, the JBIC Group measures bonds payable initially at fair value less transaction costs directly attributable to bond issuance, such as fees paid to underwriters and discounts at issuance, and subsequently at amortized cost using the effective interest method.

As described in “A. i. Hedge accounting,” the JBIC Group adjusted the carrying amounts of bonds payable for which hedge accounting was discontinued at the date of transition and has amortized them in accordance with IFRS 1. For bonds payable to which hedge accounting is applied in accordance with IFRS 9, their carrying amount is adjusted to reflect changes in fair value arising from the underlying hedged risks.

G.	Financial guarantee contracts

Under Japanese GAAP, the JBIC Group records the same contractual amounts of financial guarantee obligations in both “Customers’ liabilities for acceptances and guarantees” as assets and in “Acceptances and guarantees” as liabilities. Under IFRS, the JBIC Group initially measures financial liabilities associated with financial guarantee contracts at fair value as well as financial assets associated with financial guarantee contracts.

For the year ended March 31, 2019, they are subsequently measured at the higher of (a) the amount of the loss allowance determined in accordance with IFRS 9 and (b) the amount initially recognized less, when appropriate, the cumulative amount of income recognized in accordance with the principles of IFRS 15 Revenue from Contracts with Customers.

For the year ended March 31, 2018, they are subsequently measured at the higher of (a) the amount initially recognized less cumulative amortization recognized in accordance with IAS 18 Revenue and (b) the amount determined in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

H.	Liability for retirement benefits

Under Japanese GAAP, the JBIC Group expenses actuarial gains or losses on defined benefit plans in profit or loss as incurred.

Under IFRS, the JBIC Group recognizes remeasurement of defined benefit plans directly in “Other reserves” as incurred and reclassifies immediately to retained earnings. The JBIC Group remeasures retirement benefit obligations based on IFRS, and charges for differences caused by the period allocation method of retirement benefit obligations, etc. as “Operating expenses.” The JBIC Group includes a liability for retirement benefits in “Other liabilities.”

I.	Difference between the reporting date of consolidated financial statements and of subsidiaries

Under Japanese GAAP, if the difference between the reporting date of consolidated financial statements and of the subsidiary does not exceed three months, it is required that only important inter-company transactions made during that period be reflected in the financial statements of the subsidiary. Accordingly, the JBIC Group adjusts only important inter-company transactions in the consolidated financial statements under Japanese GAAP.

On the other hand, IFRS requires that financial statements of consolidated subsidiaries be prepared on the reporting date of the parent company, except it is impracticable. For this reason, the JBIC Group prepares the financial statements of the subsidiaries whose reporting dates are different from JBIC to conform to the reporting date of JBIC.